LICENSE AGREEMENT FROM IBC TO EMPYREAN

                  (for sales of Licensed Products in the U.S.)
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                     LICENSE AGREEMENT FROM IBC TO EMPYREAN

This License Agreement (the "Agreement") made as of the 9th day of August, 2000 ("the Effective Date") by and among INTERNATIONAL BIOSCIENCE CORPORATION ("IBC"), a Florida corporation, having an office at 777 South Flagler Drive, Phillips Point Building, East Tower, Suite 909, West Palm Beach, Florida 33401, and EMPYREAN BIOSCIENCE, INC. ("Empyrean"), a Wyoming corporation, having an office at 23800 Commerce Park Road, Suite A, Cleveland , Ohio 44122;

                                WITNESSETH THAT:

     WHEREAS, Empyrean desires to acquire an exclusive license from IBC to purchase the Licensed Products (as defined below) and to sell and distribute the Licensed Products in the United States;

     WHEREAS, IBC (or its predecessors) entered into a Distributorship Agreement dated March 20, 1997 with Prevent-X, Inc. ("Prevent-X"), pursuant to which IBC granted Prevent-X the exclusive right to distribute and sell Lotion Products (as defined below) in the United States (the "United States Distributorship Agreement");

     WHEREAS, Empyrean (its predecessor or subsidiary) entered, with the consent and novation of IBC, into a Sub-License Agreement dated July 20, 1998 with Prevent-X pursuant to which Prevent-X appointed Empyrean as its exclusive sub-licensee and assigned all its rights and delegated all its duties under the
United  States  Distributorship   Agreement  to  Empyrean  (the  "United  States
Sub-License Agreement");
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     WHEREAS,  Empyrean,  as of the  Effective  Date,  has been and continues to purchase and sell Lotion Products under the United States Sub-License Agreement;

     NOW,  THEREFORE,  in  consideration  of the  premises  and  of  the  mutual
undertakings   hereinafter   set  forth,   and  for  other  good  and   valuable
consideration, IBC and Empyrean hereby agree as follows:

     1. DEFINITIONS

     In this Agreement the following terms shall have the meanings hereinafter specified:

     (a) An "Approved Manufacturer" shall mean those manufacturers selected and approved by IBC-Empyrean LLC for manufacture of the Licensed Products.

     (b) An "Approved Packager" shall mean those packaging companies selected and approved by IBC-Empyrean LLC for packaging of the Licensed Products.

     (c) "Derivative Products" shall mean products hereinafter developed by IBC having an effective amount of Formulation therein, and being of a different product category than those Licensed Products currently being manufactured.

     (d) "Formulation" shall mean the proprietary formulation (including manufacturing technology and processes) comprising Benzalkonium Chloride as an active ingredient with Octoxynol 9 (and others) invented and created by Dr. David Thornburgh and exclusively owned by IBC known as the GEDA line of products.

     (e) "Gel Product" shall mean the spermicide and microbicide contraceptive gel product embodying the Formulation presently being developed by IBC, also known as the GEDA Plus product, designed to prevent the transmission of sexually transmitted diseases including, but not limited to, gonorrhea, chlamydia, syphilis, Trichomonas, herpes I and II and HIV, and which is presently

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undergoing the appropriate and necessary United States  governmental  regulatory compliance process to permit Empyrean to include such product as a Licensed Product hereunder.

     (f) "Licensed Products" shall mean products having an effective amount of the Formulation therein and having all necessary government approval for commercialization, including, but not limited to, the Lotion Products, Gel Product and any Derivative Products hereinafter developed by IBC.

     (g) "Lotion Products" (also known as GEDA Lotion) shall mean the hand sanitizing lotion presently being manufactured for Empyrean by Canadian Custom Packaging and sold by Empyrean as a Licensed Product, and presently being marketed by Empyrean under appropriate and necessary United States governmental regulatory compliance.

     (h) "Net Sales" shall mean the total of gross sales of the Licensed Products by Empyrean to a third party, at the invoice selling price, net of normal and reasonable cash, trade and quantity discounts and returns for credit, and without deductions for costs incurred in manufacturing, selling, distributing or advertising or for uncollectable accounts.

     (i) "Territory" shall mean the United States of America and its possessions and territories.

     2. REPRESENTATIONS

     IBC represents as follows:

     (a) IBC has the right and authority (i) to enter into this  Agreement,  and
(ii) to grant the License as defined in Section 5 below.

     (b) With the exception of the United States Distributorship Agreement and with the exception of any rights or claims to the Formulation asserted by, on behalf of, or through Optima Holding Company and/or Mercury Technology

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Corporation in Cases No. 98-11552 CA (09), 98-15352 CA (25) and 98-23428 CA (23)
now pending in the Circuit Court of Miami-Dade County Florida, and Case No. 00-8300-CIV-Dimitrouleas, now pending in the United States District Court for the Southern District of Florida, IBC represents that:

          (i) it owns all right, title and interest to and in the Formulation free of all liens and encumbrances thereto,

          (ii) IBC has executed no agreement in conflict herewith,

          (iii) IBC has not granted to any other person, firm, corporation or entity any right or license to make, have made, use, sell or distribute the Formulation or the Licensed Products in the Territory; and

          (iv) To the best of IBC's knowledge, the Formulation for use in connection with the Licensed Products does not infringe any patents of third parties, nor is IBC aware of any claims by third parties that the Licensed Products infringe any patent of third parties. Empyrean represents as follows:

     (c) Empyrean has the right and authority to enter into this Agreement.

     (d) Empyrean has executed no agreement in conflict herewith.

     (e) Empyrean has granted no rights to make, have made, use, sell or distribute the Formulation or the Licensed Products in the Territory to any sublicensee or distributor.

     3. CONFIDENTIALITY

     (a) In consideration of this Agreement and in the course of its fulfillment, and solely for the mutual benefit of the parties hereto, IBC or Empyrean (their predecessors, subsidiaries or affiliates) may send (or have

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previously  sent) or supply (or have  previously  supplied) the other party with confidential information with regard to the Formulation, Licensed Products, pricing or marketing strategy. The information may be (or may have been) marked "Company Proprietary", or "Company Confidential" or another similar manner indicating its confidentiality. This information may pertain to such items as price lists, financial information, contracts, product information, plans and
design   documentation   relating  to  IBC's  business  or  Empyrean's  business
("Business Information") and may also pertain to such items as the Formulation or the manufacturing process used in connection with the Licensed Products ("Formulation Information"). Each party hereto agrees to keep any such Business Information confidential for a period of not less than five (5) years from the date of termination of this Agreement, and agrees to keep any such Formulation Information confidential in perpetuity.

     (b) Each party further assumes liability hereunder for the actions, statements and representations of its employees, officers, agents, representatives and sublicensees; and agrees to inform them of the provisions of this Agreement and enforce its provisions against each of them.

     (c) Each of the parties mutually agree that the rights protected by this Article are unique and not adequately protected or compensated for by money damages. In the event of a material breach or threatened material breach of the provisions of this Section, IBC or Empyrean shall be entitled to enjoin the other party from use and dissemination of any and all the respective parties' confidential information.

     4. PROTECTION OF THE FORMULATION

     (a) Empyrean acknowledges that the Formulation is confidential and proprietary information owned by IBC and that it does not have any right in or to the Formulation except as provided in Section 5. Empyrean agrees to protect

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the  confidentiality  of the  Formulation in accordance with Section 3 above and further agrees to make no disclosure of the Formulation to any third party should Empyrean know or come to know the Formulation.

     5. EXCLUSIVE LICENSE FROM IBC TO EMPYREAN

     (a) IBC grants to Empyrean an exclusive right and license in the Territory:

          (i) to purchase from an Approved Manufacturer Licensed Products and/or products containing the Formulation for packaging into a Licensed Product by an Approved Packager; and

          (ii) to use, have used, sell and have sold the Licensed Products.

     (b) Empyrean agrees to use reasonable commercial efforts, and to expend within five (5) years of executing this Agreement, if necessary, up to ten million United States dollars (US$10,000,000) to market the Licensed Products in the Territory during the term of this Agreement.

     6. EXCLUSIVE LICENSE

         (a) The License from IBC to Empyrean, as defined in Section 5 above, shall be exclusive during the term of this Agreement. IBC covenants and agrees not to sell the Formulation or Licensed Products to any person, firm, partnership, corporation or other entity other than Empyrean in the Territory, and agrees not to sell the Formulation or Licensed Products to any person, firm, partnership, corporation or other entity that sells Licensed Products into the Territory, and shall not grant any right or appoint any distributor or licensor other than Empyrean to purchase, sell, use, market, offer to sell or distribute the Formulation or the Licensed Products in the Territory. In the event IBC breaches the provisions of this Section, Empyrean may, in addition to its other

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rights,  including damages, enjoin any such breach upon thirty (30) days written notice specifying the nature of such breach, unless, within such 30-day period IBC discontinues such breach and provides a written notice to Empyrean of such discontinuance together with the identification of the steps taken by IBC to discontinue such breach.

     7. ROYALTIES

     (a) For the Term of this Agreement, Empyrean shall pay to IBC a Royalty which shall be computed as five percent (5%) of Empyrean's Net Sales of Licensed Products to any third party.

     (b) Empyrean  shall pay all Royalties to IBC quarterly,  within  forty-five
(45) days after the end of each calendar quarter.

     (c) IBC acknowledges that Empyrean's obligation to pay royalties to IBC is based upon Empyrean's exclusive right to sell, offer for sale, and distribute Licensed Products in the Territory. If, during the Term of this Agreement, a third party not a sublicensee, distributor or joint venturer of Empyrean sells, offers for sale, or distributes Licensed Products in the Territory which products originate in whole or in part from IBC ("Third Party Sales"), Empyrean shall promptly notify IBC in writing of such Third Party Sales, including the name of such Third Party and the type of Licensed Product being sold, offered for sale or distributed in accordance with the terms set forth in Section 19 below. After formal notice of Third Party Sales from Empyrean to IBC, Empyrean shall also have the right seek a preliminary injunction against IBC or any third party to enjoin any such Third Party Sales upon thirty (30) days written notice specifying the nature of such Third Party Sales, unless, within such 30-day period such Third Party Sales discontinue. If it is established through arbitration that such Third Party Sales are the fault, in whole or in part, of IBC then Empyrean shall have the right to cease paying Royalties thereafter incurred by Empyrean until such Third Party Sales cease.

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     (d) If, during the Term of this Agreement,  Empyrean is forced or otherwise obligated to pay a royalty to a third party for sale or distribution of the Licensed Products in the Territory by reason of such third party's claim of patent or trade secret rights in or to the Formulation or the Licensed Products, any and all Royalties thereafter incurred by Empyrean under this Agreement shall be reduced by an amount equal to such royalties paid to such third party.

     8. REPORTING AND RECORD KEEPING

     (a) Within forty-five (45) days after the end of each calendar quarter, irrespective of whether any Net Sales have been made or whether any sum is then due to IBC, Empyrean shall deliver to IBC via regular mail a complete and accurate written statement setting forth the amount of Licensed Products sold, the gross price at which such Licensed Products were sold, the amount of any discount or allowances given consistent with the terms of this Agreement, the credit for Licensed Products allowed to be returned and other deductions allowed herein to compute Net Sales in specific detail, so as to reasonably allow an audit of underlying documents, together with Empyrean's calculation of the amount of royalties then due IBC for the period covered by such report.

     (b) Empyrean shall keep or cause to be kept accurate, complete and up-to-date books of accounts separately stating by clear means records of all sales of the Licensed Products including records pertaining to invoiced amounts by customer and records pertaining to all freight charges, discounts, allowances, and returns allowed by Empyrean. Such books and records of accounts shall reflect that a sale of the Licensed Products shall be deemed to have occurred as of the date such Licensed Products were invoiced to Empyrean's customers.

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     (c) IBC or its authorized  representatives  shall have the right, once each calendar year, to inspect all records of Empyrean with respect to the Licensed Products and to make copies of said record utilizing Empyrean's facilities without charge and shall have free and full access thereto on reasonable notice during the normal business hours of Empyrean. In the event that such inspection or audit reveals an underpayment by Empyrean under this Agreement, Empyrean shall immediately pay to IBC the balance of all such amounts found to be due pursuant to such audit or inspection together with interest thereon at the "best commercial customer" rate at the Bank of America, plus six percent (6%) per annum from the date such amounts first became due to IBC until all such amounts have been paid in full. Further, if such inspection or audit discloses that, for the annual period reviewed or audited, Empyrean has underpaid or understated its obligation under this Agreement by twenty percent (20%) or more, then Empyrean shall also pay three times the reasonable professional fees of the independent representatives (such as auditor and attorneys' fees) engaged to conduct or review such inspection or audit.

     9. MODIFICATION OF THE FORMULATION

     (a) Neither IBC nor Empyrean shall alter, modify or change the Formulation for use in the Licensed Products in the Territory without first obtaining the written approval of IBC-Empyrean LLC.

     10. THE GEL PRODUCT

     (a) IBC covenants and agrees to use its best efforts to take any and all required action to seek and secure the approval of the United States Food and Drug Administration (the "USFDA") to manufacture, distribute and sell the Gel Product, provided, however, that Phase III data shows statistics that clearly demonstrate the efficacy of the Gel Product.

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     (b) IBC further  covenants and agrees to expend,  if  necessary,  up to ten million United States dollars (US$10,000,000) in connection with the USFDA approval. For the avoidance of doubt, IBC shall not be required to spend ten million United States dollars (US$10,000,000) for such clinical trials if the clinical trials can be successfully conducted for a lesser amount. IBC agrees to prepare and conduct all such clinical trials, and to prepare all necessary materials required in order to achieve approval from the applicable regulatory bodies for the Gel Product, in such a way as to ensure that such clinical trials, the results of such clinical trials and/or all materials produced as a result of or in connection with achieving regulatory approval shall be in such condition so as to be admissible and acceptable to the USFDA and any other regulatory agencies in the United States required to permit the Gel Product to be sold in the United States.

     (c) IBC agrees to use its best efforts to commence the appropriate and necessary governmental regulatory approvals to market the Gel Product in the United States as preventing the transmission of chlamydia, gonorrhea, syphilis, Trichomonas, herpes I and II within twelve (12) months of the date of this Agreement, provided, however, that Phase III data shows statistics that clearly demonstrate the efficacy of the Gel Product.

     (d) IBC agrees to use its best efforts to commence the appropriate and necessary governmental regulatory approvals to market the Gel Product in the United States as preventing the transmission of HIV within twenty four (24) months of the date of this Agreement, provided, however, that Phase III data shows statistics that clearly demonstrate the efficacy of the Gel Product.

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     11. TERM

     (a) The term of this Agreement shall begin on the Effective Date and shall continue for a period of ten (10) years (the "Initial Term").

     (b) This Agreement shall be automatically renewed at the conclusion of the Initial Term, and each subsequent Additional Term, if applicable, for Additional Terms of ten (10) years, unless terminated in accordance with Section 12 below.

     12. TERMINATION

     (a) IBC shall have the right to terminate this Agreement upon written notice to Empyrean at least sixty (60) days prior to the end of any calendar year, in the event that Empyrean, its affiliates and/or distributors, sell no Licensed Products in the Territory for a period of two (2) years.

     (b) In the event that Empyrean otherwise materially breaches this Agreement, IBC's sole remedy shall be to seek specific performance by filing an appropriate action in arbitration, in the event Empyrean fails to cure such breach within sixty (60) days after receipt of written notice of such material breach.

     (c) If, within the first two years of this Agreement, Empyrean fails to pay any Royalties with respect to a calendar quarter for which Royalties are due, IBC's sole remedy shall be the right to bring an action in arbitration for payment of such Royalties, plus interest at the prime interest rate plus 6%, plus attorneys fees, in the event Empyrean fails to cure such breach within sixty (60) days after receipt of written notice of such breach.

     (d) If, within the third, fourth and fifth year of this Agreement, Empyrean fails to pay any Royalties with respect to a calendar quarter for which Royalties are due, IBC shall, in addition to the remedies set forth in Section

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12 (c)  above,  have the right to  convert  Empyrean's  exclusive  license  to a non-exclusive license, in the event Empyrean fails to cure such breach within sixty (60) days after receipt of written notice of such breach.

     (e) If, after the fifth year of this Agreement, Empyrean fails to pay any Royalties with respect to a calendar quarter for which Royalties are due, IBC shall, in addition to the remedies set forth in Sections 12 (c) and (d) above, have the right to terminate this Agreement, in the event Empyrean fails to cure such breach within thirty (30) days after receipt of written notice of such breach. IBC shall not be obligated to arbitrate its right to any remedy under this subsection 12(e).

     13. PRESS RELEASES

     (a) IBC and Empyrean each agree that, in the event either party desires to issue a press release that refers to the other party by name, the party issuing the press release shall, in advance, submit a copy of such press release to the other party for the other party's approval, which approval shall not be unreasonably withheld; provided, however, that the foregoing approval requirement shall not apply in such circumstances where a party shall, on the advice of counsel, issue a press release in order to comply with any then applicable Federal or state securities law disclosure requirement. The other party shall have two (2) business days to object to such press release. The failure of the other party to object, or approve, within two (2) business days will be deemed by the issuing party as an approval of the press release.

     14. NO PARTNERSHIP or JOINT VENTURE

     (a) Nothing herein contained shall be construed so as to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and neither IBC nor Empyrean shall have the power to obligate or bind the other in any manner whatsoever.

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     15. GENERAL INDEMNIFICATION

     (a) Empyrean agrees

          (i) to assume the defense of any suit brought against IBC arising out of Empyrean's packaging, sale, use or distribution of the Licensed Products, and

          (ii) to indemnify IBC against any money damages and/or costs, including reasonable attorneys fees, provided that (a) Empyrean is given exclusive control of the defense of such suit and all negotiations relative to the settlement thereof, (b) IBC promptly informs Empyrean in writing of any claims for which Empyrean has assumed responsibility hereunder, and (c) the liability claim shall not have arisen because of wrongful or negligent conduct by IBC.

     (b) IBC agrees

          (i) to assume the defense of any suit brought against Empyrean arising out of a claim against Empyrean for any personal injury, property damage or products liability based on the Formulation, and/or based upon any claim asserted against any Licensed Product label, Trade Dress or advertising or promotional material that is required and approved by IBC, and

          (ii) to indemnify Empyrean against any money damages and/or costs, including reasonable attorneys fees, provided that (a) IBC is given exclusive control of the defense of such suit and all negotiations relative to the settlement thereof, (b) Empyrean promptly informs IBC in writing of any claims for which IBC has assumed responsibility hereunder, and (c) the liability claim shall not have arisen because of wrongful or negligent conduct by Empyrean.

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     16. INSURANCE

     (a) IBC and Empyrean agree to maintain at their own expense, in full force and effect, at all times during which Licensed Products are being sold and used, products liability insurance with limits of liability of at least $5,000,000.00 per accident or occurrence with respect to the Licensed Products, with a recognized and responsible insurance carrier duly and/or properly licensed and reasonably acceptable to each party. IBC agrees that, upon written notice to IBC, IBC will raise such limits of liability to meet or exceed limits maintained by Empyrean in the future. Each party shall be named as an additional insured on the others' policy. Such insurance shall be in such form or duration as shall insure against all accidents or occurrences occurring at all times during which Licensed Products are being sold and used regardless of when a claim shall be made. Such insurance shall insure and be for the benefit of Empyrean and IBC and its officers and directors (same hereinafter referred to as "coinsured"), and IBC shall provide for at least thirty (30) days prior, written notice to all "co-insureds" and Empyrean of the cancellation or substantial modification thereof. The maintenance of such insurance coverage shall not excuse or take the place of any of IBC's other obligations. Certificates of such insurance shall be furnished to all co-insureds within thirty (30) days of the date of this Agreement and annually thereafter for the term of this Agreement.

     17. APPLICABLE LAW

     (a) This Agreement, its terms and conditions and all business conducted hereunder shall be governed and interpreted under the laws of the State of Florida, without regard to conflict of laws provisions. The venue of any arbitration between the parties arising from or related to this Agreement shall be in either Miami-Dade County or Palm Beach County, Florida. Any litigation

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arising from or related to this  Agreement  shall be brought  exclusively  in an appropriate state or federal court in Miami-Dade County or Palm Beach County, Florida, and the parties waive any right to challenge such venue.

     (b) Except as agreed to in Sections 3, 4 and 6 above, and except for actions brought for wrongful termination or to seek termination of this Agreement, if any disagreement arises regarding the interpretation of any points of the Agreement or any other point not covered herein or any claims for damages or specific performance, the disagreement, upon request of either party hereto delivered in writing to the other party, shall be resolved by arbitration before a single arbitrator in accordance with the commercial rules and procedures set forth by the American Arbitration Association. The prevailing party in any litigation or arbitration brought under this Agreement shall be entitled to recover reasonable attorney's fees and costs.

     (c) In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining terms shall remain in full force and effect, to effectuate this Agreement in accordance with its intent. Headings, title and subtitles of this Agreement are for convenience of reference only and are not to be considered in construing the terms of this Agreement.

     18. SOLE AND COMPLETE AGREEMENT

     (a) This Agreement is the sole and complete statement of the parties of their rights and obligations with respect to the subject matter hereof. This Agreement is an integrated agreement and replaces and supersedes any and all previous obligations and agreements between the parties, their predecessors and subsidiaries, both oral and written. The Parties hereto recognize and agree that no representations or warranties have been made except as set forth in this

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Agreement. Except as may otherwise be expressly provided herein, by signing this
Agreement the parties expressly release each other, their predecessors and subsidiaries from any and all existing obligations that pre-date this Agreement as if such obligations have been fully performed and satisfied. Any amendments to this Agreement shall be in writing and executed by both parties hereto.

     19. NOTICES

     (a) All notices, requests, demands, instructions, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed postage prepaid by certified mail, return receipt requested, (iii) sent by a nationally recognized express courier service requiring a signature by the recipient, postage or delivery charges prepaid, at the address hereinafter specified, or to such other address as the parties may advise each other in writing from time to time. Any notice shall be addressed as follows:

     As to IBC:
     Ms. Sara Gomez
     International Bioscience Corporation
     777 South Flagler Drive
     Phillips Point Building
     East Tower, Suite 909
     West Palm Beach, Florida  33401

     With a copy to:
     Joseph L. Raia, Esq.
     Holtzman, Krinzman, Equels & Furia
     2601 South Bayshore Drive, Suite 600
     Miami, Florida  33133

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
     As to Empyrean:
     Mr. Richard C. Adamany
     Empyrean Bioscience, Inc.
     23800 Commerce Park Road, Suite A
     Cleveland, Ohio  44122

     With a copy to
     Richard H. Kronthal, Esq.
     Kaye, Scholer, Fierman, Hays & Handler, LLP
     425 Park Avenue
     New York, New York   10022

     20. ASSIGNMENT

     (a) Empyrean has the exclusive right to sub-license its rights under this Agreement.

     (b) Neither IBC nor Empyrean may assign its rights or delegate its duties under this Agreement without the express written consent of the other party.

     (c) This Agreement shall be binding on and inure to the benefit of the parties, and their respective legal representatives, successors and assigns.

     (d) No assignment shall be valid unless accepted in writing by the party to be bound. Any assignment of rights of one party without the express written consent of the other party shall be void, not valid and of no legal effect.

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     IN WITNESS  WHEREOF,  the  parties  hereto do hereby  sign,  enter into and acknowledge this Agreement.


                                        INTERNATIONAL BIOSCIENCE CORPORATION


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        EMPYREAN BIOSCIENCE, INC.


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

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